TBS International Limited Reports Third Quarter and Nine Months 2007 Financial Results

HAMILTON, BERMUDA – November 8, 2007 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the third quarter and for the nine months ended September 30, 2007.

Third Quarter and Nine Months 2007 Highlights:

Metric	Q3 2007	Q3 2006	9M 2007	9M 2006
Revenues (million)	$92.4	$65.4	$240.4	$188.1
Net Income (million) (1)	$27.0	$9.8	$63.1	$24.7
Income (excl. non recurring items) (million) (1) (2)	$27.0	$12.3	$57.9	$28.3
EPS (diluted) (1)	$0.96	$0.35	$2.25	$0.88
EPS (excl. non recurring items) (1) (2)	$0.96	$0.44	$2.06	$1.01
No. of Shares (diluted)	28,081,678	28,088,310	28,059,545	28,088,310
EBITDA (million) (1,3)	$38.5	$23.6	$96.2	$58.0
Drydock Days	261	14	823	193

Freight Voyages

Metric	Q3 2007	Q3 2006	9M 2007	9M 2006
Average Daily Voyage TCE	$21,525	$12,601	$19,452	$12,269
Freight Voyage Days	2,157	1,984	6,064	5,881
Tons of Cargo Shipped (thousand)	1,661	1,133	4,784	3,197
Average Freight Rate for All Cargoes	$43.16	$42.25	$38.69	$44.11
Average Freight Rate excluding Aggregates	$70.06	$57.18	$64.60	$53.13
Bunker Cost/Voyage Day	$4,956	$5,173	$4,555	$4,839

Time Charter Voyages

Average Time Charter TCE	$23,833	$13,989	$19,267	$12,891
Time Charter Days	807	1,118	2,640	3,280

(1)
Third Quarter 2006 Net Income and EPS included a charge of $1.2 million for the re-engineering of certain of TBS’ business processes, $1.3 million charge for write-off of deferred finance costs and $2.2 million in early prepayment fees offset by a gain of $2.2 million from the sale of the M.V. Dakota Belle.  Nine Months ended 2007 Net Income and EPS included a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden and a loss of $800 thousand from the sale of the M.V. Maya Princess.  Nine Months ended September 30, 2006 Net Income and EPS included a charge of $2.3 million for re-engineering costs, $1.3 million charge for write-off of deferred finance costs and $2.2 million in early prepayment fees offset by a gain of $2.2 million from the sale of the M.V. Dakota Belle.

(2)
Income and EPS before non-recurring is a non-GAAP financial measure. For a reconciliation of Net Income and EPS to Income and EPS before non-recurring items for the three and nine months ended September 30, 2007 and 2006 please refer to “Non-GAAP Reconciliations” further in this press release.

(3)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Management Commentary:

Joseph E. Royce, Chairman, Chief Executive Officer and President stated: “We are pleased to report our strongest quarter in the Company’s history in terms of operational and financial results. In the third quarter, we achieved net income of $27 million, or $0.96 per share, and EBITDA, which is a non-GAAP financial measure, of $38.5 million on record revenues of $92.4 million.  Please see “Non-GAAP Reconciliations- EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

Our global marketing campaign that we introduced in Europe, South America and Asia to inform our customers and prospective clients of the development of TBS and our enhanced operational capabilities has been very successful. This campaign has already generated tangible results.

With the support of our loyal long-time customer base and new customers, we continued to implement our ‘business first-vessel second’ growth strategy, resulting in our introduction of new or expanded trading lanes during this year.

•	We expanded our TBS Pacific Service with the introduction of a steel parcel service from China, Korea and Japan to the West Coast of South America;
•	We established a steel, general cargo and project parcel service from China, Korea and Japan to Brazil and Argentina;
•	We developed a backhaul steam and industrial coal transport business from Colombia and Venezuela to Brazil and Argentina;
•	We introduced a new service from Argentina and Brazil into the Mediterranean;
•	We opened our TBS Logistics headquarters in Houston Texas, to work with our international logistics partners and our affiliate agencies to develop our international project logistics capabilities.

In order to meet our ever increasing vessel requirements, we contracted for six dry bulk carriers and one multipurpose tweendecker, which will expand our fleet to 40 vessels.  On October 12, 2007, we took delivery of the 42,475 dwt Yakima Princess. Later this month, we expect to take delivery of the 22,558 dwt Savannah Belle and the 24,021 dwt Arapaho Belle.  In the first quarter of 2008, we expect to take delivery of three dry bulk carriers, the 23,510 dwt Oneida Princess, the 28,074 dwt Mohave Maiden and the 28,166 dwt Zuni Princess, and the multipurpose tweendecker, the 20,401 dwt Hopi Princess.  We are continuing to look for suitable acquisitions of additional vessels in the second-hand market.

A key challenge continues to be accommodating the increased demand we have been experiencing across the board and maintaining our high level of customer service, while implementing our accelerated drydock and vessel upgrade program. I am pleased to report that we are successfully meeting this challenge. This is a testimony to the high level of professionalism and expertise of our staff worldwide.

We continue to benefit from increased freight rates (excluding aggregates) that resulted in an increase in our Average Daily Freight Voyage Time Charter Equivalent (“TCE”) to $21,525 per day in the third quarter of 2007 from $12,601 per day in the third quarter of last year. This enabled TBS to absorb an increase in vessel expense of $6.8 million in the third quarter 2007, primarily caused by the need to charter-in vessels at current market rates to temporarily replace TBS vessels that were in drydock for 261 days during the third quarter of 2007, compared to 14 days in the same period of 2006.

Our accelerated drydock and vessel upgrade program is on schedule. For 2007, we plan to drydock 19 of our 33 vessels and one vessel that we plan to acquire during the fourth quarter, for approximately 990 drydock days in total. During the first nine months, we had 17 vessels in drydock for a total of 823 days, of which 261 days were in the third quarter of 2007.  Three of the vessels in drydock during the third quarter will continue in drydock into the fourth quarter for approximately 60 days. Three additional vessels, including one vessel that we plan to acquire, will enter drydock in the fourth quarter and will require approximately 110 days.  In addition, the Yakima Princess that was delivered to TBS in early October has been ballasted to drydock in Brazil and is not expected to enter the TBS Atlantic Service until the first week in December.

We are currently planning our 2008 drydock and vessel upgrade program for approximately 14 vessels, which will include 3 of the vessels we agreed to acquire. When this drydock program is complete, we believe TBS will benefit from the enhanced efficiency of our fleet and the diminished maintenance requirements in the ensuing years, thereby enabling us to take full advantage of the strong market conditions while at the same time improving our operational efficiency and customer service.

The retrofitting of the 28,503 dwt Seminole Princess with tweendecks in holds 2, 3 and 4 was concluded in July 2007, and the retrofitting of the 28,503 dwt Laguna Belle with tweendecks in holds 2, 3 and 4 was concluded in October 2007, at an estimated total cost for both vessels of about $4.8 million.  These vessels are currently employed in our TBS Pacific Service.

Our newbuilding program for six 34,000 dwt multipurpose vessels, with retractable tweendecks, on order at a Chinese shipyard is on schedule, thereby contributing to the renewal and expansion of our fleet for the longer term.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: “At the end of September 2007, our debt to capitalization ratio stood at 28.6%, a moderate level for industry standards. This represents an improvement from 37.7% at December 31, 2006. Our strong cash flow generation and moderate leverage afford us significant flexibility to support and finance our vessel acquisition program.”

Third Quarter 2007 Results:
For the third quarter ended September 30, 2007, total revenues were $92.4 million, an increase of 41.3% compared to the $65.4 million for the same period in 2006. Net income for the third quarter of 2007 was $27.0 million, an increase of 175.5% compared to $9.8 million for the same period in 2006. Net income for the third quarter of 2006 included a charge of $1.2 million for the re-engineering of certain of TBS’ business processes to better meet the company’s needs as it grows, a $1.3 million charge for the write-off of deferred costs and $2.2 million in early prepayment fees, partially offset by a gain of $2.2 million from the sale of the Dakota Belle.

Earnings per share on a diluted basis were $0.96 for the third quarter of 2007, calculated on 28,081,678 shares, compared to $0.35 for the same period in 2006, calculated on 28,088,310 shares. Earnings per share for the third quarter of 2006 included the non-recurring items mentioned above.

EBITDA, which is a non-GAAP measure, increased 63.1% to $38.5 million for the third quarter of 2007 from $23.6 million in the same period in 2006. EBITDA for the third quarter of 2006 included the non-recurring items mentioned above. Please see “Non-GAAP Reconciliations– EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

Revenues:
Total revenues of $92.4 million for the third quarter of 2007 include voyage revenues of $71.7 million, time charter revenues of $20.6 million and other revenue of $0.1 million.

An average of 32 vessels (excluding off-hire) were operated during the third quarter 2007, compared to 34 vessels (excluding off-hire) during the same period in 2006.

Voyage Revenues:
Voyage revenues for the third quarter of 2007 were $71.7 million, an increase of $23.8 million or 49.7%, from the $47.9 million during the same period in 2006.

Revenue tons carried (excluding aggregates) increased 168,465 tons, or 21.6% to 947,433 tons for the three months ended September 30, 2007, from 778,968 tons for the same period in 2006. Reflecting stronger market conditions, freight rates, excluding aggregates, increased $12.88 per ton, or 22.5%, to $70.06 per ton for the three months ended September 30, 2007, from $57.18 per ton for the same period in 2006.

Our Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all of the voyage expenses from the voyage revenues, was $21,525 per day in the third quarter of 2007, an increase of 70.8% from $12,601 per day for the same period in 2006 and an increase of 11.8% from $19,247 per day during the second quarter of 2007, indicative of the continued market strength.

Revenue tons carried (including aggregates) increased by 528,113 tons, or 46.6%, to 1,661,261 for the three months ended September 30, 2007, from 1,133,148 tons for the same period in 2006. This increase is mainly due to an increase in our aggregates business by 359,648 tons.

Time Charter Revenues:
Time charter revenues increased by $3.7 million, or 21.9%, to $20.6 million for the three months ended September 30, 2007, from $16.9 million for the same period in 2006.

Our Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter out revenues during the period reduced by commissions, was $23,833 per day in the three months ended September 30, 2007, an increase of 70.4% from the $13,989 for the same period in 2006 and an increase of 31.4% from the $18,134 per day during the second quarter of 2007, indicative of continued market strength.

Expenses:
Total operating expenses for the three months ended September 30, 2007, increased by $13.5 million, or 27.3%, to $63.0 million from $49.5 million for the same period in 2006. However, as a percentage of revenue, total operating expenses decreased by 7.5% to 68.2% from 75.7%.

Voyage expenses, which include fuel, commissions, port call charges and stevedoring increased by $1.9 million, or 8.7%, to $23.8 million for the three months ended September 30, 2007, mainly reflecting increases in port call expenses and commissions related to the growth of our business and revenue.

Vessel expenses, which consist of operating expenses relating to owned vessels, such as crewing, stores, lubes, repairs and maintenance, registration taxes and fees, insurance and charter hire for vessels we charter-in, increased by $6.8 million, or 44.2%, to $22.2 million for the three months ended September 30, 2007, as compared to $15.4 million for the same period in 2006. This is mainly attributed to an increase in the time charter rates that were paid for chartered-in vessels, which increased $10,489 per day to $24,074 per day for the three months ended September 30, 2007, from $13,585 per day for the same period in 2006.  Vessel expense also increased due to an increase in the cost of lubes and insurance expense.

General and administrative expenses for the third quarter of 2007, increased by $1.1 million, or 15.9%, to $8.0 million in the three months ended September 30, 2007, reflecting our business growth.

Results for the Nine Months ended September 30, 2007:
For the nine months ended September 30, 2007, total revenues were $240.4 million, an increase of 27.8% compared to the $188.1 million for the same period 2006. Net income for the nine months 2007 was $63.1 million, an increase of 155.5% compared to $24.7 million for the same period in 2006.  Earnings per share on a diluted basis were $2.25 for the nine months of 2007, calculated on 28,059,545 shares, compared to $0.88 for the nine months of 2006, calculated on 28,088,310 shares.

Net income and earnings per share for the nine months of 2007 included a gain of $6.0 million in the second quarter 2007 from the sale and insurance recovery of the Huron Maiden and a loss of $800 thousand in the first quarter 2007 on the sale of the Maya Princess. Net income and earnings per share for the nine months of 2006 included a charge of $2.3 million in consulting fees dealing with the re-engineering of certain of TBS’ business processes, $1.3 million charge for write-off of deferred finance costs and $2.2 million in early prepayment fees offset by a gain of $2.2 million from the sale of Dakota Belle.

EBITDA, which is a non-GAAP measure, increased 65.9% to $96.2 million for the nine months ended September 30, 2007 from $58.0 million in 2006. EBITDA for the nine months of 2007 and 2006 includes the non-recurring items mentioned above. Please see “Non-GAAP Reconciliations– EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

An average of 32 vessels (excluding off-hire) were operated during the nine months 2007 compared to 34 vessels (excluding off-hire) during the same period in 2006.

Total revenues of $240.4 million for the nine months 2007 include voyage revenues of $185.1 million, time charter revenues of $54.7 million and other revenues of $0.6 million.

Recent Fleet Developments:
On October 12, 2007 TBS took delivery of the Yakima Princess, a 1990 built 42,475 dwt handymax bulk carrier that the Company had previously agreed to acquire charter free for $29 million.

Since the beginning of the third quarter 2007, the Company has entered into agreements to acquire charter free five handysize dry bulk carriers and one multipurpose tweendecker for a total of $142.1 million representing an aggregate of 146,730 dwt. TBS expects to take delivery of these six vessels between now and mid-March 2008.

Following the above transactions, TBS' fleet will comprise 40 vessels in total, with an aggregate of 1,179,223 dwt, including 21 multipurpose tweendeckers and a combination of 19 handysize and handymax bulk carriers.

Fleet Expansion and Newbuilding Program:
In February 2007, TBS entered into agreements with China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co., Ltd. to build six newly designed multipurpose vessels with retractable tweendeckers at a contract purchase price of $35.4 million per vessel, with scheduled delivery of two vessels in 2009 and four vessels in 2010. On March 29, 2007, TBS entered into a new $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels.

As of September 30, 2007, TBS has made payments of $55.8 million toward the purchase price of these six vessels and $1.6 million for design and professional fees.

TBS 2007 Drydock and Vessel Upgrade Program:
In the last three years, the TBS owned and controlled fleet has grown from 12 to 33 vessels by September 30, 2007, with an average age of about 21 years. The Company made the strategic decision to embark in 2007 on an accelerated drydock and vessel upgrade program anticipating steel renewals that might be required during the next five to ten years. This program resulted in increased drydocking days of 2007 relative to 2006 and 2005.

For 2007, TBS’ plan has been to drydock 20 vessels for approximately 990 drydocking days with a steel renewal of about 5,100 metric tons at a total cost of approximately $21.0 million.  In addition, the Company invested approximately $4.8 million to retrofit the Seminole Princess and the Laguna Belle by installing tweendecks in 3 holds in each vessel.

Within the third quarter of 2007, TBS had ten vessels in drydock for a total of 261 days compared to 14 days in the same period in 2006. Within the nine months of 2007, TBS had 17 vessels in drydock for a total of 823 days compared to 193 days in the same period in 2006. Drydocking costs for the third quarter of 2007 and the nine months ended September 30, 2007 were $8.3 million and $18.4 million, respectively.

Anticipated drydocking schedule for the last quarter of 2007 is as follows:
During the fourth quarter of 2007, TBS anticipates a total of about 170 drydock days as follows: 60 drydock days relating to vessels that entered drydock during the first nine months of 2007 and 110 drydock days relating to three vessels that will begin their drydock during the fourth quarter of 2007.

Conference call and webcast:
On Friday, November 9, 2007 at 10:00 a.m. EST, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-866-770-7129 (from the US) or 1-617-213-8067 (International Dial in). Participant Passcode: 78498720. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 12:00 p.m. EST on Friday, November 9, 2007 until Friday, November 16, 2007 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (from outside the US). Access Code: 29800490. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Operations
For the Third Quarter and Nine Months
Ended September 30, 2007 and 2006
 (In thousands, except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(As Adjusted)		(As Adjusted)
Revenue:		(See 1 below)		(See 1 below)
Voyage revenue	$71,699	$47,880	$185,087	$141,008
Time charter revenue	20,558	16,915	54,748	45,911
Other revenue	140	607	614	1,232
Total revenue	92,397	65,402	240,449	188,151

Operating expenses:
Voyage	23,768	21,857	63,548	63,765
Vessel	22,192	15,354	62,690	49,723
Depreciation and amortization of vessels
and other fixed assets	9,032	7,621	25,869	21,785
General and administrative	7,960	6,883	22,804	19,250
Gain (Loss) from sale of vessel		(2,180)	814	(2,180)
Total operating expenses	62,952	49,535	175,725	152,343

Income from operations	29,445	15,867	64,724	35,808

Other (expenses) and income:
Interest expense	(2,603)	(2,738)	(7,772)	(8,351)
Loss on extinguishment of debt		(3,552)		(3,552)
Gain on total constructive loss of vessel			6,034
Other income	162	198	109	801
Total other (expenses) and income	(2,441)	(6,092)	(1,629)	(11,102)

Net income	$27,004	$9,775	$63,095	$24,706

Earnings per share:
Net income per common share:
Basic	$0.96	$0.35	$2.25	$0.88
Diluted	$0.96	$0.35	$2.25	$0.88
Weighted average common shares outstanding:
Basic (2)	28,044,310	28,013,310	28,024,295	27,993,968
Diluted	28,081,678	28,088,310	28,059,545	28,088,310

Operating Data for the Three and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Other Operating Data:
Controlled vessels (at end of period) (3)	33	31	33	31
Chartered vessels (at end of period) (4)	2	3	2	3
Freight Voyage days (5)	2,157	1,984	6,064	5,881
Vessel days (6)	3,295	3,200	9,797	9,585
Tons of cargo shipped (thousand) (7)	1,661	1,133	4,784	3,197
Revenue per ton (8)	$43.16	$42.25	$38.69	$44.11
Tons of cargo shipped, excluding
aggregates (thousand) (7) (9)	947	779	2,596	2,526
Revenue per ton, excluding
aggregates (8) (9)	$70.06	$57.18	$64.60	$53.13
Chartered-out days	807	1,118	2,640	3,280
Chartered-out rate per day	$25,474	$15,129	$20,738	$13,997
TCE per day – Freight Voyages (10)	$21,525	$12,601	$19,452	$12,269
TCE per day – Time Charters-Out (11)	$23,833	$13,989	$19,267	$12,891

(1)
Effective January 1, 2006, the Company changed the method of accounting for drydocking costs to the deferral method, whereas in all prior years drydocking costs were accounted for using the accrual method. Under the deferral method of accounting for drydocking, the actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date of the next drydocking. The change in accounting method for drydocking costs was made in connection with the Company's early adoption of FSP No. AUGAIR-1, Accounting for Planned Major Maintenance Activities issued by the Financial Accounting Standards Board ("FASB") on September 8, 2006, which amended certain provisions in the American Institute of Certified Public Accountants ("AICPA"), Industry Audit Guide, Audits of Airlines ("Airline Guide"). The Airline Guide is the principal source of guidance on the accounting for planned major maintenance and is relevant to the maritime industry. The consolidated statement of income for the three and nine months ended September 30, 2006 has been adjusted to apply the new method retrospectively.  The following financial statement line items for the three and nine months ended September 30, 2006 were affected by the change in accounting principle.

Consolidated Statement of Operations	As Reported	As Computed
For the Three Months Ended September 30, 2006	under the	under the
(In thousands)	Accrual	Deferral	Effect of
	Method	Method	Change

Operating expenses:
Vessel	$16,324	$15,354	$(970)
Depreciation and amortization	$7,211	$7,621	$410
Total operating expenses	$50,096	$49,535	$(561)
Income from operations	$15,306	$15,867	$561
Net income	$9,214	$9,775	$561
Earnings per share
Basic	$0.33	$0.35	$0.02
Diluted	$0.33	$0.35	$0.02

Consolidated Statement of Operations	As Reported	As Computed
For the Nine Months Ended September 30, 2006	under the	under the
(In thousands)	Accrual	Deferral	Effect of
	Method	Method	Change

Operating expenses:
Vessel	$52,754	$49,723	$(3,031)
Depreciation and amortization	$20,560	$21,785	$1,225
Total operating expenses	$154,148	$152,343	$(1,805)
Income from operations	$34,003	$35,808	$1,805
Net income	$22,901	$24,706	$1,805
Earnings per share
Basic	$0.82	$0.88	$0.06
Diluted	$0.82	$0.88	$0.06

(2)
Basic weighted average common shares outstanding for the three months ended September 30, 2007 includes 288,853 common shares issuable on the exercise of warrants. These shares are treated as outstanding for purposes of basic earnings per share for the period beginning February 8, 2005, because on that date the exercise condition of the warrants were satisfied and the shares subject to the exercise of the warrants are issuable for nominal consideration.

(3)	Controlled vessels are vessels that we own or charter-in with an option to purchase. As of September 30, 2007, nine vessels in our controlled fleet were chartered-in with an option to purchase.

(4)	Vessels that we charter-in without an option to purchase.

(5)	Represents the number of days controlled and time-chartered vessels were operated by us, performing freight voyages excluding off-hire days. Excludes time charter out days.

(6)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.

(7)	In thousands.

(8)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(9)
Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can give the impression that the amount of tons we carry are higher than the tons carried on a regular basis and reduce our revenue per ton.  We believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our other services.

(10)
Time Charter Equivalent or "TCE" rates per day – freight voyages are defined as voyage revenue less voyage expenses during the period divided by the number of available days during the period.  Voyage expenses include the following expenses: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(11)
Time Charter Equivalent or “TCE” rates for vessels that are time chartered out are defined as time charter revenue during the period reduced by commissions divided by the number of available days during the period.  No voyage expenses are deducted because they are not applicable.

Balance Sheet Data
	September 30,	December 31,
	2007	2006

Balance Sheet Data (In Thousands):
Cash and cash equivalents	$53,807	$12,007
Working capital (deficit)	37,869	(3,816)
Total assets	488,516	403,091
Long-term debt, including current portion	150,466	125,804
Obligations under capital leases, including current portion	18,334	21,355
Total shareholders' equity	286,792	223,604

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three and nine months ended September 30, 2007 and 2006

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(As Adjusted)		(As Adjusted)
EBITDA Reconciliation (In millions):
Net Income	$27.0	$9.8	$63.1	$24.7
Net interest expenses	2.5	6.2	7.2	11.5
Depreciation	9.0	7.6	25.9	21.8

EBITDA	$38.5	$23.6	$96.2	$58.0

Reconciliation of Net Income to Income before non-recurring items for the three and nine months ended September 30, 2007 and 2006:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(As Adjusted)		(As Adjusted)
Income before non-recurring items:
Reconciliation (In millions)
Net Income	$27.0	$9.8	$63.1	$24.7
Loan prepayment fees paid		2.2		2.2
Non cash write-off of unamortized
Deferred finance costs on refinancing		1.3		1.3
Gain/ Loss on sale of vessel		(2.2)	0.8	(2.2)
Gain on sale and insurance recovery
of vessel			(6.0)
Re-engineering costs		1.2		2.3

Income before loss on sale of vessel and other non-recurring items	$27.0	$12.3	$57.9	$28.3

Earning per share (before loss on sale of vessel and other non-recurring items)
Basic	$0.96	$0.44	$2.07	$1.01
Diluted	$0.96	$0.44	$2.06	$1.01
Weighted average common shares outstanding
Basic	28,044,310	28,013,310	28,024,295	27,993,968
Diluted	28,081,678	28,088,310	28,059,545	28,088,310

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•
increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs);

•
availability to us and to China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd. of satisfactory financing, China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its registration on Form S-1, its Annual Report on Form 10-K for the period ended December 31, 2006  and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
       nbornozis@capitallink.com